Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated October 24, 2019 (except for the stock dividend described in Note 8 and the effects thereto, as to which the date is November 22, 2019), with respect to the financial statements of CIIG Merger Corp. contained in this Registration Statement and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 22, 2019